Exhibit 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

First Quarter 2020

Conference Call Prepared Remarks

Operator

Good morning, ladies and gentlemen, and welcome to the SMTC First Quarter 2020 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, quarterly reports on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information.

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During the call, we will also reference certain non-GAAP measures, including Adjusted Gross Profit, Adjusted Net Income and Adjusted EBITDA. Please refer to the press release we issued yesterday for reconciliations between GAAP and adjusted results. Management believes that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics SMTC uses in its financial and operational decision-making. These Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in SMTC’s industry. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and should not be construed as an inference that SMTC’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures.

Finally, this conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

I will now pass the call over to Eddie Smith, SMTC’s President and Chief Executive Officer.

Eddie Smith

Thank you, Blair. Good morning. Ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Rich Fitzgerald, our Chief Operating Officer, and Steve Waszak, SMTC's Chief Financial Officer.

First, before discussing the quarter and our results which came in better than our internal budgets, I want to acknowledge that as a result of the emergence of the COVID-19 pandemic, we’re living and working in a time that is unlike anything we’ve seen before. I’d like to applaud the dedication and hard work of our entire SMTC team, and the support of our suppliers, our customers, and our partners. I would also like to thank our shareholders for their continued patience and support during these trying times.

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I am pleased to report that our focus on operational excellence is paying off as we continue to move our company forward and report a first quarter 5.4% sequential increase in revenue during what is typically a seasonally slow quarter, while at the same time, navigating through the health, safety and supply chain challenges resulting from the emergence of the COVID-19 pandemic.

During the first quarter we were awarded programs from four new customers, plus additional new programs from five existing customers that have the potential of generating in excess of $50 million of revenue over time. We are excited that our new business funnel continues to grow with an additional $7 million in new programs awarded to date during April and May.

On balance, our business remains intact. The SMTC team has demonstrated resilience during these challenging times. Our leadership team, myself included, is in weekly, and in some times daily, contact with our customers to make sure we stay on top of the evolving situation. While we need to make some incremental investments in the first half of the year to support the launch of new products before they reach volume production later this year and into 2021, we are simultaneously taking other steps to limit our expenses, including putting a pause on hiring for new positions and reducing our Q2 capital expenditure plans which Steve will discuss.

While we are pleased with our growing sales funnel and business prospects, given the unpredictability of the current COVID-19 pandemic environment, we decided it would be prudent to formally withdraw our full year guidance until such time that visibility returns to pre-COVID-19 levels. We are keeping the lines of communication open to provide reliable and timely information, both internally and externally, and we look forward to the day when the COVID-19 pandemic comes to an end and we can resume providing annual guidance that reflects our confidence in our ability to achieve industry leading financial metrics.

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Let me wrap up my introductory remarks by saying that the safety of our employees remains a top priority for SMTC as we continue to meet our customers’ requirements. Rich Fitzgerald, our Chief Operating Officer, will discuss in detail the actions we have taken to ensure the health and wellness of our employees and their families, and our efforts to keep our production up and running responsibly to meet our customers’ delivery requirements.

After Rich addresses the steps we have taken, Steve Waszak, our CFO, will discuss our first quarter results in more detail, including the investments we are making in support of new programs, and the expenses we have incurred as a result of our efforts to protect the health, safety and wellness of our employees in light of the COVID-19 pandemic. Steve will also share with you our thoughts for the second quarter before I return with some additional commentary on our business, our goals, and the markets we serve before we open the call to questions. With that, Rich Fitzgerald.

Rich Fitzgerald

Thank you Eddie, Good morning.

I would like to provide you with an update on SMTC’s COVID-19 global business continuity plan. First, I would like to thank our customers, employees, and channel partners during this time, as everyone has been instrumental in helping SMTC address the challenges that the COVID-19 pandemic presents. As Eddie said, the health, safety and wellness of our employees and their families has been and continues to be our top priority. The ability to keep our business operations running, while continuing to provide regular communication to all stakeholders, has become the regular operating rhythm for the SMTC team. Currently, all of our facilities around the world remain in operation and in accordance with all applicable health and safety regulations.

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As early signs of a potential pandemic were emerging in Asia in late January, we quickly began working on global initiatives to pull forward our supply chain and begin working on our business continuity plans. As we began feeling the effects of raw material and logistics challenges, with some of our key suppliers nearing shutdown, we quickly moved most of our ocean freight to air, increasing our freight costs to ensure business continuity for our clients. We also began conducting daily conversations with our channel partners and customers to align immediate needs versus non-critical demand. This became and continues to be our new paradigm.

Shortly after the California state government announced the first stay-at-home orders in the nation, we quickly responded and implemented a plan to comply with state requirements to protect the health and safety of our Fremont California employees and developed our business continuity plans for all of our other sites around the globe. This included working with respective governments, our customers, and our leadership team to define specific plans for each site. We quickly defined “essential business customers” across the globe and worked closely with our clients to ensure we had the proper letters of exemption to continue operations. We then worked with local governments where our operations are located to obtain additional documentation necessary for each of our sites to remain open. Following closely CDC recommendations, we quickly implemented the following measures at all of our facilities:

•	We immediately stopped all travel for all employees globally,

•	We limited access to all factories to essential employees only,

•	We instructed all non-essential personnel to work remotely,

•	We required all employees with pre-existing conditions, and in Mexico those over the age of 55, to stay at home with pay,

•	We strictly enforced and encouraged anyone who was feeling ill to stay home,

•	We instituted strict rules around hygiene at our facilities, including temperature metering and required the wearing of face masks,

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•	We modified shift patterns to ensure social distancing within our sites and limited the number of access points at each site, and

•	We continue to have medical personnel routinely check on our employees and have provided the proper personal protective equipment to our employees to support their health, safety and wellness.

Given the current outlook, with a phased approach to reducing stay at home orders being implemented in various locations, we will continue to enforce our rigorous standards to protect our employees, while responsibly addressing our customers’ delivery needs. We will continue to align our plans and we bring some of our non-essential employees back to work in a safe and controlled manner. All travel will continue to be halted until further notice. We will continue to communicate with our global employees through videos, and with our world class clients and channel partners through frequent and regular dialogue.

I am extremely proud of the work the team has done to address the challenges of the COVID-19 pandemic and the social responsibility that our employees have demonstrated through donations of goods and supplies to local hospitals to help the local communities that we all work in.

With that said, stay safe.

With that said, stay safe, I’ll turn the call over to Steve.

Steve Waszak

Thank you, Rich and I want to add my thanks to all of SMTC’s employees for their commitment and dedication as we work together through the challenges of the COVID-19 pandemic.

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Now let me discuss our financial results. Revenue in the first quarter 2020 was $95.1 million, up 5.4%, compared to the prior quarter, and down 7.3% from the first quarter a year ago. During the first quarter of 2020, we had one 10%-plus customer.

Included in our earnings press release is a table that breaks down our sales by industry sector. This table shows that nearly all of the markets that we serve were relatively stable, with strong growth in our Avionics, Aerospace and Defense business which increased by 35% to $10.4 million compared to $7.7 million and $7.0 million in the prior quarter and the same quarter a year ago, respectively.

Our Gross Profit for the first quarter of 2020 was $9.6 million or 10.1% of revenue, compared to $10.5 million or 11.6% of revenue in the prior quarter and $8.6 million or 8.4% in the same quarter a year ago. The sequential decline in Gross Profit was primarily due to program management, production certifications and start-up expenses for new customer programs, labor inefficiencies which resulted from the use of temporary staff to replace employees on leave with medical conditions that put them at higher risk for COVID-19, and certain supply chain logistic expenses incurred to meet our customers’ delivery schedules.

Our Q1 2020 Adjusted Gross Profit was $11.7 million or 12.3% of revenue excluding non-cash $1.5 million in Q1 of amortization of intangibles recorded in connection with our acquisition of MC Assembly in 2018 and unrealized foreign exchange loss on unsettled forward exchange contracts. In comparison, our Q4 2019 Adjusted Gross Profit was $12.2 million or 13.5% of revenue, while Adjusted Gross Profit for the same period a year ago was $10.5 million or 10.2% of revenue.

Selling, General and Administrative expenses for first quarter of 2020 was $7.2 million, essentially flat compared to $7.1 million reported in the fourth quarter of 2019 and $6.8 million in the same quarter a year ago. As a percent of revenue, SG&A expenses decreased to 7.6% in the first quarter of 2020 from 7.9% in the prior quarter. In comparison, SG&A was 6.6% in Q1 2019.

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We reported Net Income of $775 thousand in the first quarter of 2020, compared to $1.0 million in the prior quarter and $1.2 million in the same quarter a year ago. Adjusted Net Income in the first quarter of 2020 was $2.2 million. In comparison, we reported Adjusted Net Income of $2.9 in the prior quarter and $707 thousand in the same period a year ago.

Adjusted EBITDA in the first quarter of 2020 was $6.2 million, compared to $7.0 million in the prior quarter and $5.5 million in the same quarter a year ago.

Now I'd like to comment on the balance sheet and a few other key financial metrics that we reported for the first quarter. Our cash-to-cash cycle over the quarter averaged -72 days, compared with 80 days in Q4 2019, with DSO at 60 days and DPO at 68 days for the first quarter of 2020. Inventory turns were 4.5 turns.

Our de-leveraging focus continues. Net Debt at the end of the first quarter was $83.6 million, compared to $82.1 million in the prior quarter and down from $95.9 million from the same quarter a year ago. Net debt as of March 29, 2020 includes a $3.6 million increase for an extension of the facility lease at our Fremont California site. Net Debt, excluding our finance and operating lease obligations, at the end of the first quarter was $68.3 million, compared to $69.7 million at the end of the prior quarter and $81.0 million at the end of the same quarter a year ago.

At the end of the quarter, we had $31.2 million available under our asset-based lending credit facility. To ensure we manage our cash flow effectively, in the second quarter we instituted a hiring “pause” for new positions, reduced our Capital Expenditures to core essential needs, a 50% reduction from our internal plans, among other cost containment measures across the board.

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We remain focused on reducing our debt leverage ratio. Since the MC Assembly acquisition, we have reduced our debt-to-adjusted EBITDA ratio, excluding lease obligations, from 4.67 to 2.68 with proceeds from our Rights Offering and our Registered Direct Offering, completed in June 2019, as well as from improvements in operating performance. Based on our current projections, we are targeting to achieve a debt-to-adjusted EBITDA ratio of less than 2.20, excluding leases, by the end of 2020

We expect revenue in the second quarter of 2020 to range between $96 to $99 million and adjusted EBITDA to range between $5.7 million and $6.4 million, which includes [misspoke should be excludes] $1.2 million in COVID-19 direct related expenses, based on our current demand and supply chain visibility, and assuming our facilities continue to operate at current planned levels as outlined by Rich.

While we believe we have thus far been successful in mitigating the impact of the COVID-19 pandemic and are very encouraged by our success in winning new business, we also recognize the potential for additional negative impacts of the COVID-19 pandemic on our business, such as changes in customer demand, supply chain or product build-shipment interruptions, new or changing government regulations, impacts on our employees or our manufacturing facilities and impacts on the global economy. Thus, we believe, as Eddie mentioned, that it is prudent to withdraw the guidance we initially provided on September 19, 2019 and reaffirmed on March 12, 2020 for the full year 2020 until such time that visibility returns to pre-COVID-19 levels.

With that said, here’s Eddie I’d like to return the call back to Eddie for some additional comments on our business. Thank you.

Eddie Smith

Thank you, Steve.

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2019 was a challenging year where SMTC made great progress. I suspect this year will be similar with challenges to overcome and progress to be made. I believe we were on track for a year of even stronger and more consistent financial performance before the emergence of the COVID-19 pandemic. At this point in time, while customer demand in our first half looks strong, there remains a fair degree of industry uncertainty regarding the balance of the year. Fortunately, many of our customers are operating in industries deemed essential, including defense, medical devices, and test and measurement systems. As a result, all of our facilities currently remain open and we continue to operate each of our facilities responsibly and in accordance with all applicable health and safety regulations. Where necessary, we are using temporary staff in place of those employees with medical conditions that put them at risk for COVID-19. We have also successfully migrated most of our customers from the China manufacturing operations we closed in the fourth quarter and have the final pieces of equipment on boats back to North America to be redeployed upon their arrival to our other facilities.

During the first quarter, the EMS industry experienced increasing lead times from suppliers in China, India and Italy due to COVID-19 pandemic-related production interruptions and shelter-in-place regulations. Drawing on key supplier relationships that we have developed over the years and out-of-the box thinking, our supply chain team has done a great job proactively working around many obstacles, expediting materials, setting up new sources of supplies, and anticipating potential component shortages.

Amid the challenges presented by COVID-19 pandemic, we launched 12 new programs through our Boston and Fremont New Product Introduction facilities. Our engineer and production staff have been hard at work making sure that these new customer programs have solid program management in place, have obtained the proper production certifications, and that their start-up processes are working smoothly.

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Our sales team has been successful in continuing to gain market share. We continue to grow deeper and wider with our customers. We have already secured a dozen or so new customer programs this year with the potential of generating revenue in excess of $57 million over time.

We are seeing increased success with our Avionics, Aerospace and Defense business. We expect our Test and Measurement 5G customers, along with our Datacenter and Power and Energy customers, to support our second half 2020 growth.

And finally, as I mentioned on our last call, to further reduce costs and improve production efficiencies, we have several ongoing global initiatives involving Lean Sigma programs.

Let me conclude by re-iterating what I said in my introductory remarks that we are carefully monitoring the impacts of the COVID-19 pandemic on our business and, as Rich has discussed, the team has been proactive in making sure our employees are healthy and safe and that our customers’ requirements are met. This remains our top priority.

And, finally, we remain committed to further deleveraging our balance sheet, achieving industry-leading performance metrics, including revenue, gross margin, EBITDA margin and net margin percentage, growing our business to become the premier Tier 3 EMS market segment leader, making our company an even stronger company that delights our customers with superior service, taking care of our employees, and rewarding our stockholders with enhanced shareholder value.

With that, Steve, Rich and I will take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

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In closing, I want to once again thank our employees, leadership team, business partners, distributors and our stockholders for their continued support and look forward to reporting our progress to our various stakeholders over the next several quarters. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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